Exhibit 99.1

      GBC Bancorp Announces Operating Earnings of $3.6 Million;
           Year-to-Date Operating Earnings of $7.8 Million


    LOS ANGELES--(BUSINESS WIRE)--July 22, 2003--GBC Bancorp (Nasdaq:
GBCB), parent company of General Bank, today announced financial results for the second quarter ended June 30, 2003. Operating earnings for the second quarter ended June 30, 2003 was $3.6 million, and operating earnings for the six months ended June 30, 2003 was $7.8 million. Reported net loss for the quarter was $13.1 million, or $1.12 per diluted share, which compares with a net loss of $8.0 million, or $0.69 per diluted share, in the second quarter of 2002. For the six months ended June 30, 2003, the reported net loss was $9.0 million, or $0.77 per diluted share, as compared to a net loss of $10.9 million, or $0.94 per diluted share for the six months ended June 30, 2002.
    The reported results of the second quarter ended June 30, 2003 included $21.7 million of non-cash stock compensation expense, measured as of June 30, 2003, associated with the Company's contingency stock option plan and its 1988 and 1999 stock option plans, whose terms were modified in connection with the merger agreement with Cathay Bancorp. The non-cash stock compensation expense does not reduce the Company's stockholders' equity. Rather, a $5.0 million tax benefit relating to the non-cash stock compensation expense was recorded, which increased stockholders' equity by $5.0 million. The non-cash stock compensation expense recognized in the second quarter, net of this tax benefit, was $16.7 million. Excluding the $16.7 million, operating earnings for the second quarter ended June 30, 2003 was $3.6 million, and operating earnings for the six months ended June 30, 2003 was $7.8 million. There was no non-cash stock compensation expense for the six months ended June 30, 2002. Management believes that the operating results of the Company can best be assessed by excluding the unusual non-cash stock compensation expense which was incurred as a result of the merger agreement with Cathay Bancorp. Please see the reconciliation table of the reported loss to operating earnings (loss) at the end.

    Asset Quality

    At quarter-end, the review of problem loans and leases resulted in $2.3 million of net charge-offs, which compares with $2.5 million in the first quarter of 2003 and $47.2 million in the second quarter of 2002.
    A $3.6 million provision for credit losses was recorded in the quarter, which compares with $4.6 million in the first quarter of 2003 and $39.2 million in the second quarter of 2002.
    Non-accrual loans at June 30, 2003 were $21.9 million, a decrease of approximately $2.0 million from March 31, 2003 and a decrease of $2.9 million from December 31, 2002. Of the non-accrual loans at June 30, 2003, $18.2 million were commercial loans and $3.7 million were real estate collateralized loans.
    The allowance for credit losses was $28.9 million at June 30, 2003, compared with $27.6 million at March 31, 2003 and $25.5 million at December 31, 2002. The allowance was 2.37% of loans and leases at June 30, 2003, as compared to 2.19% at March 31, 2002 and 2.13% at December 31, 2002.
    As of June 30, 2003, the Bank had reduced its level of classified assets to the specified percentages required to be achieved by June 30, 2003 pursuant to its Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. The Bank's Tier 1 Leverage Ratio was 8.37% as of June 30, 2003, which also was in compliance with the requirements of the MOU. It is a condition of closing under the terms of the Agreement of Merger with Cathay Bancorp that the Bank's Tier 1 Leverage Ratio must be at least 7.5% as of the end of the quarter preceding the closing. Another condition of closing is that General Bank's percentage of nonaccrual loans and leases to total loans and leases shall be less than 2.85% as of the end of the month preceding the closing. At June 30, 2003, the ratio was 1.80%.

    Financial Highlights

    For the quarter ended June 30, 2003, net interest income was $17.7 million, compared with $19.5 million in the first quarter of 2003 and $25.2 million in the same period of 2002. The decrease in net interest income was mostly attributable to lower yields on the Company's securities portfolio. Prepayments in mortgage-backed securities combined with lower reinvestment rates negatively impacted the yield on the securities portfolio. As of June 30, 2003, the expected weighted average life of the securities portfolio was 2.1 years. For the six months ended June 30, 2003, net interest income was $37.2 million, as compared to $49.2 million for the same period of 2002, due to the factors above.
    The yield on earning assets decreased to 4.76% in the second quarter of 2003, as compared with 5.19% in the first quarter of 2003, with the yield on loans declining from 6.54% to 6.47% and the yield on securities declining from 4.18% to 3.22%. For the six months ended June 30, 2003, the yield on earning assets was 4.97%, as compared to 6.22% for the same period of 2002.
    Due to deposit repricing, the cost of interest-bearing deposits declined from 1.92% in the first quarter of 2003 to 1.81% in the second quarter of 2003. For the six months ended June 30, 2003, the cost of interest-bearing deposits was 1.87%, as compared to 2.21% for the same period of 2002. The cost of funds declined from 2.39% in the first quarter of 2003 to 2.26% in the second quarter of 2003, resulting in a cost of funds of 2.32% for the six months ended June 30, 2003. This compares with a cost of funds of 2.63% for the six months ended June 30, 2002.
    The net interest margin was 2.92% in the second quarter of 2003, as compared with 3.24% in the first quarter of 2003 and 4.01% in the second quarter of 2002. The decrease in net interest margin from the previous quarter is attributable to the decline in the yield on securities resulting from the decline of prevailing interest rates from actual and anticipated Federal Reserve Bank interest rate reductions. For the six months ended June 30, 2003, the net interest margin was 3.08%, as compared to 4.04% for the six months ended June 30, 2002.
    Non-interest income for the quarter ended June 30, 2003 was $1.4 million, compared to $10.8 million in the same period of the prior year, which included a $10.1 million gain from the sale of securities available-for-sale. For the six months ended June 30, 2003, non-interest income was $2.3 million, as compared to $9.2 million for the six months ended June 30, 2002. The 2002 period included the above securities gain partially offset by a $3.0 million write-down in the carrying value of the Aircraft Finance Trust.
    For the quarter ended June 30, 2003, non-interest expense was $30.9 million, including the $21.7 million non-cash stock compensation expense previously mentioned. Included in the quarter was a $1.2 million litigation settlement recovery, which was recorded as an offset against "other" expense. Also recorded in the quarter were $0.7 million of merger-related expenses, bringing merger-related expenses to $1.4 million year-to-date. For the six months ended June 30, 2003, non-interest expense was $40.6 million, including the $21.7 million of non-cash stock compensation expense, as compared to $18.2 million for the six months ended June 30, 2002.
    For the quarter ended June 30, 2003, the tax benefit recorded has been reduced by the effect of the non-cash stock compensation expense and the merger-related expenses expected to be non-deductible.

    Balance Sheet

    Loans and leases were $1.22 billion at June 30, 2003, compared to $1.26 billion at March 31, 2003 and $1.20 billion at December 31, 2002. As shown below, the increase from year-end was entirely attributable to the conventional real estate portfolio. In the second quarter of 2003, the Bank experienced approximately $100 million of pay-offs in its construction real estate loan portfolio due to increased sales of the underlying collateral at higher prices, reflecting the real estate market and the low level of interest rates. These payoffs resulted in a decline of real estate construction loans from $317 million at March 31, 2003 to $292 million at June 30, 2003. New loan originations and disbursements from existing loan commitments reduced the impact of the loan pay-offs. Undisbursed real estate construction loans were $226 million at June 30, 2003, up $7 million from the level of March 31, 2003.



(millions)            6/30/03          12/31/02    Increase(decrease)

Commercial             $371             $386           $(15)
RE - Construction       292              301             (9)
RE - Conventional       528              472             56
Leveraged Leases          9                9              0
Other                    20               31            (11)
Total                $1,220           $1,199           $ 21


    The two largest concentrations in commercial loans are the apparel/textile industry and the computer/electronic goods industry (excluding early-stage technology companies). The approximate amount of commercial loans for these two concentrations as of June 30, 2003 were $61.1 million and $39.4 million, respectively, compared to $62.7 million and $42.8 million, respectively, at March 31, 2003. In addition, there were $19.1 million of loans to early stage technology companies at June 30, 2003, compared to $28.5 million at March 31, 2002.
    Of the $18.2 million of non-accrual commercial loans as of June 30, 2003, $0.5 million, $1.1 million and $0 were from the apparel/textile, computer/electronic goods industries and early stage high technology companies, respectively.
    Also included in commercial loans are five credits that are participations in facilities to Indian casinos that are construction loans to be repaid under mini-perm facilities from the cash flows of the casinos. The total commitments were $40.3 million as of June 30, 2003 and the total loans outstanding were $28.1 million, as compared to total commitments of $40.8 million and loans outstanding of $29.9 million at March 31, 2003. All were performing in accordance with the borrowing agreements.
    At June 30, 2003, total deposits were $1.85 billion, down $61.5 million from March 31, 2003 and down $52.1 million from December 31, 2002. Approximately $35 million of this decline occurred due to the acquisition of a corporate depositor whose cash was then withdrawn by the acquiror, and the majority of the remaining decline was associated with high tech companies.

    Interest Rate Outlook

    In the event of a future 50 basis point increase in interest rates by the Federal Reserve, the Company anticipates that there would be a positive impact on the net interest margin. Based upon the results of a computer simulation analysis that uses a static balance sheet as of June 30, 2003 and projects changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates, the Company estimates that there would be a $2.7 million increase in net interest income for the twelve months following a 50 basis point increase. However, in the event of a future 50 basis point decrease in interest rates, the Company estimates that there would be a $0.8 million decrease in net interest income for the following twelve months.

    Capital Ratios

    The Company's Tier 1 leverage ratio at June 30, 2003 was 7.87%, as compared to 7.46% at March 31, 2003 and 7.33% at December 31, 2002. The Company's capital ratios remain in excess of regulatory requirements for a well-capitalized institution. Book value per share at June 30, 2003 was $18.30, compared with $17.81 at March 31, 2003 and $17.69 at December 31, 2002.

    Certain statements contained herein, including without limitation, statements containing the words "anticipates," "believes," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: credit quality, general economic and business conditions in those areas in which the company operates; competition; fluctuations in interest rates; changes in business strategy or development plans; and changes in governmental regulation. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.



                  Reconciliation of Reported Loss to
                       Operating Earnings (Loss)

                                 Three Months Ended  Six Months Ended
                                       June 30,           June 30,
(In Thousands)                      2003     2002     2003      2002

Net Loss as Reported             $(13,072) $(8,010) $(8,952) $(10,916)
Add: Non-Cash Stock Compensation
 Expense                           21,719            21,719
Deduct: Tax Benefit for
      Non-Cash Stock
       Compensation Expense        (5,012)       -   (5,012)        -
                                 --------- -------- -------- ---------
Operating Earnings (Loss)          $3,635  $(8,010)  $7,755  $(10,916)


                              GBC BANCORP
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                       CONDENSED BALANCE SHEETS
                              (Unaudited)

                                                 June 30, December 31,
----------------------------------------------------------------------
(Dollars In Thousands)                             2003       2002
----------------------------------------------------------------------

Assets
Cash and Due From Banks                           $37,837     $46,889
Federal Funds Sold & Securities Purchased
 Under Agreements to Resell                         9,550     181,000
                                               ----------- -----------
Cash and Cash Equivalents                          47,387     227,889

Securities Available-for-Sale at Fair Value     1,134,619   1,075,697

Trading Securities                                     12           1
Loans and Leases                                1,219,784   1,198,628
Less:  Allowance for Credit Losses                (28,889)    (25,534)
          Deferred Loan Fees                       (6,273)     (6,595)
                                               ----------- -----------
Loans and Leases, net                           1,184,622   1,166,499

Bank Premises and Equipment, net                    5,735       6,286
Other Investments                                   6,093       7,509
Accrued Interest Receivable and Other Assets       28,217      26,863
                                               ----------- -----------
Total Assets                                   $2,406,685  $2,510,744
                                               =========== ===========
Liabilities and Stockholders' Equity

Deposits
 Noninterest-Bearing Demand                      $259,093    $251,197
  Interest-Bearing Demand and Savings             585,354     631,509
  Time Deposits                                 1,007,591   1,021,437
                                               ----------- -----------
 Total Deposits                                 1,852,038   1,904,143

 Borrowings from the Federal Home Loan Bank       267,400     322,400
 Subordinated Debt                                 39,465      39,400
 Accrued Expenses and Other Liabilities            35,416      40,700
                                               ----------- -----------
 Total Liabilities                              2,194,319   2,306,643

 Stockholders' Equity
  Common Stock                                     95,811      72,932
  Retained Earnings                               101,023     112,774
  Accumulated Other Comprehensive Income           13,429      16,292
  Deferred Compensation                             2,103       2,103
                                               ----------- -----------
 Total Stockholders' Equity                       212,366     204,101
                                               ----------- -----------
Total Liabilities and Stockholders' Equity     $2,406,685  $2,510,744
                                               =========== ===========

Non-accrual Loans                                 $21,896     $24,770
Restructured Loans                                   $587        $666

Capital Ratios
 Total Risk-Based Capital Ratio                     14.89%      13.62%
 Tier 1 Risk-Based Capital Ratio                    12.12%      10.51%
 Tier 1 Leverage Ratio                               7.87%       7.33%

Other Period End Statistics
 Book Value per Share (a)                          $18.30      $17.69

(a) Computed based on shares outstanding net of shares held in trust.


                              GBC BANCORP
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                  CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                           For the Three Months    For the Six Months
                              Ended June 30,         Ended June 30,
----------------------------------------------------------------------
(Dollars In Thousands
 Except Per Share Data)    2003        2002        2003        2002
----------------------------------------------------------------------

Interest Income:
 Loans and Leases,
  Including Fees          $19,862     $20,434     $39,591     $40,259
  Securities
   Available-for-Sale       8,439      17,984      19,523      34,901
  Federal Funds Sold &
   Securities
   Purchased Under
   Agreements to
    Resell                    477         244         966         636
  Other                         2           5           5           8
                       ----------- ----------- ----------- -----------
 Total Interest Income     28,780      38,667      60,085      75,804

 Interest Expense
  Deposits                  7,460       9,154      15,291      18,726
  Federal Funds Purchased
   and Securities Sold under
   Repurchase Agreements        1           4           3           7
  Borrowings from the
   Federal Home Loan Bank   2,771       3,433       5,851       6,082
  Subordinated Debt           870         870       1,741       1,741
                       ----------- ----------- ----------- -----------
 Total Interest
  Expense                  11,102      13,461      22,886      26,556

 Net Interest Income       17,678      25,206      37,199      49,248
 Provision for Credit
  Losses                    3,568      39,150       8,186      57,664
                       ----------- ----------- ----------- -----------
 Net Interest Income
  After Provision for
   Credit Losses           14,110     (13,944)     29,013      (8,416)

 Non-Interest Income
  Service Charges and
   Commissions              1,825       1,837       3,555       3,611
  Gain on Sale of
   Securities
   Available for Sale,
   Net                          -      10,127           -      10,127
  Gain on Sale of
   Fixed Assets                25           -          25           -
  Trading Account
   Revenue                    127          (3)        127          16
  Expense from Other
   Investments               (668)     (1,261)     (1,451)     (4,624)
 Other                         43          51          73         118
                       ----------- ----------- ----------- -----------
 Total Non-Interest
  Income                    1,352      10,751       2,329       9,248

 Non-Interest Expense
  Salaries and
   Employee Benefits       26,913       5,304      32,157      10,336
  Occupancy Expense/
   Furniture and Equipment  1,785       1,796       3,434       3,656
  Net Other Real
   Estate Owned
   (Income)/Expense            13          (4)         13         (29)
  Other                     2,126       2,979       4,626       4,624
 (Increase)/Decrease
  of Fair Value of
  Derivatives                  94        (467)        351        (371)
                       ----------- ----------- ----------- -----------
 Total Non-Interest
  Expense                  30,931       9,608      40,581      18,216

 Loss Before Income
  Taxes                   (15,469)    (12,801)     (9,239)    (17,384)
 Benefit for Income
  Taxes                    (2,397)     (4,791)       (287)     (6,468)
                       ----------- ----------- ----------- -----------
Net Loss                 $(13,072)    $(8,010)    $(8,952)   $(10,916)
                       =========== =========== =========== ===========

Loss Per Share-Basic &
 Diluted                   $(1.12)     $(0.69)     $(0.77)     $(0.94)
                       =========== =========== =========== ===========
Return on Average
 Assets                     -2.13%      -1.25%      -0.73%      -0.88%
Return on Average
 Equity                    -24.97%     -15.93%      -8.63%     -10.67%

Average Number of
 Basic and Diluted
 Shares                11,656,182  11,611,238  11,642,070  11,600,594


                              GBC BANCORP
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                   CONDENSED AVERAGE BALANCE SHEETS
                              (Unaudited)

                  For the Three Months Ended  For the Six Months Ended
                                June 30,               June 30,
----------------------------------------------------------------------
(In Thousands)             2003         2002        2003         2002
----------------------------------------------------------------------

Assets
Cash and Due From
 Banks                  $33,097      $38,737     $35,731      $38,566
 Federal Funds Sold &
  Securities
  Purchased Under
  Agreements to
   Resell               146,010       52,776     147,080       69,043
                     -----------  ----------- -----------  -----------
 Cash and Cash
  Equivalents           179,107       91,513     182,811      107,609
 Securities
  Available-for-Sale
  at Fair Value       1,049,725    1,253,884   1,062,137    1,202,660
 Trading Securities           1            3           1           17
 Loans and Leases     1,230,745    1,212,244   1,227,461    1,184,318
 Less:  Allowance for
  Credit Losses         (27,678)     (35,764)    (26,738)     (29,958)
           Deferred
            Loan Fees    (6,292)      (7,912)     (6,288)      (7,578)
                     -----------  ----------- -----------  -----------
 Loans and Leases,
  net                 1,196,775    1,168,568   1,194,435    1,146,782

 Bank Premises and
  Equipment, net          5,923        6,717       6,043        6,697
 Other Real Estate
  Owned, net                  -          383           -          387
 Other Investments        6,919        4,980       7,229        7,379
 Accrued Interest
  Receivable and
  Other Assets           27,774       37,327      27,694       32,689
                     -----------  ----------- -----------  -----------
Total Assets         $2,466,224   $2,563,375  $2,480,350   $2,504,220
                     ===========  =========== ===========  ===========

Liabilities and
 Stockholders' Equity

Deposits
 Noninterest-Bearing
  Demand               $244,831     $228,705    $243,849     $223,232
  Interest-Bearing
   Demand and Savings   631,941      648,273     625,536      628,805
  Time Deposits       1,016,833    1,080,501   1,024,683    1,076,770
                     -----------  ----------- -----------  -----------
 Total Deposits       1,893,605    1,957,479   1,894,068    1,928,807

 Federal Funds
  Purchased and
  Securities
  Sold under
   Repurchase
   Agreements               473          777         473          736
 Borrowings from the
  Federal Home Loan
  Bank                  281,466      333,191     295,190      294,179
 Subordinated Debt       39,445       39,314      39,428       39,297
 Accrued Expenses and
  Other Liabilities      41,226       30,875      41,924       34,963
                     -----------  ----------- -----------  -----------
 Total Liabilities    2,256,215    2,361,636   2,271,083    2,297,982
  Total Stockholders'
   Equity               210,009      201,739     209,267      206,238
                     -----------  ----------- -----------  -----------
Total Liabilities and
 Stockholders'
 Equity              $2,466,224   $2,563,375  $2,480,350   $2,504,220
                     ===========  =========== ===========  ===========

Non-accrual Loans       $24,142      $47,828     $23,478      $39,771




    CONTACT: GBC Bancorp
             John Getzelman, 213-972-4293